FOR IMMEDIATE RELEASE	Investor Contact: David Tucker	281-406-2370
August 1, 2007
Parker Drilling Second Quarter 2007 Net Income Increases 32 Percent
HOUSTON, August 1 — Parker Drilling Company (NYSE: PKD), a global drilling contractor and service provider, today reported strong financial and operating results for the second quarter 2007. Highlights include:
•	Net Income increased 32 percent over the second quarter 2006;

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 13 percent over the second quarter 2006;

•	Deep drilling barge rigs experienced record dayrates and high utilization;

•	International land rig utilization continued to increase;

•	New convertible debt offering will reduce cash interest expense.
Second Quarter Earnings and Financial Highlights
For the three months ended June 30, 2007, Parker posted net income of $18.1 million, or $0.16 per diluted share, on revenues of $150.3 million, compared to net income of $13.8 million, or $0.13 per diluted share, on revenues of $146.0 million for the second quarter 2006. Included in net income is a non-cash charge to tax expense of $4.0 million, or $0.04 per diluted share, for potential interest and exchange rate fluctuations relating to a tax liability recorded on January 1, 2007, associated with the adoption of the Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). Net income in the second quarter 2006 included a $0.01 per diluted share gain on an insurance settlement and a favorable change in fair value of interest rate derivatives.
EBITDA was $56.3 million for the second quarter 2007, 13 percent higher than the $49.8 million in the second quarter 2006. Significantly higher dayrates resulted in a 44 percent EBITDA improvement for Parker’s U.S. operations over the second quarter 2006. (The details of the EBITDA calculation, a non-GAAP financial measure, for the current and prior eight quarters are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.)
For the first six months of 2007, Parker Drilling reported revenues of $301.6 million and net income of $48.1 million or $0.44 per diluted share compared to revenues of $293.3 million and net income of $25.2 million or $0.24 per diluted share for the first six months of 2006. Included in 2007 results are an after tax gain of $0.07 per diluted share from the sale of two workover barge rigs in January and non-cash FIN 48 charges of $0.05 per diluted share compared to income from non-routine items of $0.02 per diluted share in 2006.

Capital expenditures for the six months ended June 30, 2007 totaled $129.6 million. Total debt remained unchanged at approximately $329 million, and the Company’s cash, cash equivalents and marketable securities totaled $102.3 million at June 30, 2007.
Average utilization for barge rigs drilling in the Gulf of Mexico transition zone for the second quarter 2007 was 74 percent, slightly above the 71 percent reported for the second quarter 2006 and similar to the 73 percent reported for the first quarter 2007. Current barge rig utilization is 88 percent. The Company’s deep drilling barge dayrates in the Gulf of Mexico continued to experience record levels, averaging $51,600 per day during the second quarter 2007, up approximately 28 percent, or $11,200 per day, from the second quarter 2006. (Average dayrates for each classification of barge by quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Dayrates — GOM.”)
The average utilization of international land rigs for the second quarter 2007 increased to 71 percent, up from the 66 percent reported for the first quarter 2007 and the 65 percent in the second quarter 2006. Current international utilization is 78 percent and is expected to further increase during 2007 as rigs continue to reposition between contracts.
Quail Tools, Parker Drilling’s drilling and production rental tools subsidiary, continued its solid performance as it recorded EBITDA of $18.9 million in the second quarter 2007, up $0.1 million from the first quarter 2007. The expansion of Quail is well underway as equipment is being delivered to Quail’s new facility in Texarkana, Texas, which opened on April 2. The new facility provides increased coverage of the Barnett, Fayetteville and Woodford shale areas in East Texas, Arkansas and Oklahoma.
Summary
Robert L. Parker Jr., chairman and chief executive officer of Parker Drilling, said: “Parker Drilling’s second quarter results are continued evidence that our disciplined approach is driving profitable growth. Our performance was driven by solid dayrates and sustained demand for our preferred barge rigs despite recent uncertainties in the U.S. gas market.
“In line with our strategic growth plan of providing our customers with preferred rigs, three barge rigs completed refurbishment programs during the quarter and re-entered our U.S. fleet in June, all under contract. Two of our four new 2,000 horsepower rigs have begun operations in Algeria, and the remaining two rigs are rigging up in Mexico for a three-year contract. Two new land rigs built in conjunction with our Saudi Arabian joint venture are also operating, with an additional four rigs expected to deploy in the country for the joint venture throughout 2007.

“Quail Tools was flat for the quarter as key deepwater projects have been delayed by our customers and new equipment relating to Quail’s expansion has been delivered later than anticipated. We expect the second half of the year to be much improved as new equipment is placed into service and deep water projects begin.
“With the second quarter announcement of three multi-year contracts in Mexico and Turkmenistan, our global utilization now stands at 81 percent, a strong improvement over last year. Looking ahead, we continue to expect increased contributions from our international segments as more rigs come online, benefiting from our focus on securing long-term, high-margin work in regions with significant growth potential. We remain optimistic that our U.S. barge segment can continue to generate strong utilization and dayrates in the third and fourth quarters, and are confident in the growth of our rental tools segment.
“Additionally, in July we completed a public offering of $125 million aggregate principal amount of convertible senior notes due 2012 that will reduce our interest costs going forward by using the majority of the proceeds to pay down our more expensive debt. As a result, we will be saving approximately $7.4 million in cash interest expense annually, allowing us to reinvest more of our cash flow into growing our business and building high-performance, preferred equipment.
“We have significant momentum heading into the rest of 2007 and are committed to the execution of our strategic growth plan while anticipating the needs of our customers. I am excited about the opportunities ahead.”
Parker has scheduled a conference call at 9:00 a.m. CDT (10:00 a.m. EDT) on Wednesday, Aug. 1 to discuss second quarter 2007 financial results. Those interested in participating in the call may dial in at (303) 262-2211. The conference call replay can be accessed from Aug. 1 through Aug. 8 by dialing (800) 405-2236 and using the access code 11093788#. Alternatively, the call can be accessed live through the company’s website at http://www.parkerdrilling.com and will be archived on the site for 12 months.
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending, competitive advantages including cost effective integrated solutions, future technological innovation, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation of contracts, strengthening of financial position, increase in market share and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2006. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward- looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

	June 30, 2007	December 31, 2006
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$63,148	$92,203
Marketable Securities	39,200	62,920
Accounts and Notes Receivable, Net	135,923	112,359
Rig Materials and Supplies	21,075	15,000
Deferred Costs	10,143	6,662
Deferred Income Taxes	17,307	17,307
Other Current Assets	22,469	11,123

TOTAL CURRENT ASSETS	309,265	317,574

PROPERTY, PLANT AND EQUIPMENT, NET	525,872	435,473

OTHER ASSETS
Goodwill	100,315	100,315
Deferred Taxes	26,492	13,405
Other Assets	28,624	34,534

TOTAL OTHER ASSETS	155,431	148,254

TOTAL ASSETS	$990,568	$901,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$—	$—
Accounts Payable and Accrued Liabilities	89,359	101,903

TOTAL CURRENT LIABILITIES	89,359	101,903

LONG-TERM DEBT	329,044	329,368

LONG-TERM DEFERRED TAXES	25,541	—

OTHER LIABILITIES	73,964	10,931

STOCKHOLDERS’ EQUITY	472,660	459,099

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$990,568	$901,301

Current Ratio	3.46	3.12

Total Long-Term Debt as a Percent of Capitalization	41%	42%

Book Value Per Common Share	$4.19	$4.17

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Dollars in Thousands)		(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$57,651	$42,697	$119,275	$82,950
International Drilling	61,196	72,972	120,870	152,802
Rental Tools	31,430	30,319	61,405	57,570

TOTAL DRILLING AND RENTAL REVENUES	150,277	145,988	301,550	293,322

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	24,616	19,814	51,377	37,284
International Drilling	50,617	57,854	96,400	119,226
Rental Tools	12,521	10,969	23,684	21,439
Depreciation and Amortization	19,642	17,715	37,701	34,672

TOTAL DRILLING AND RENTAL OPERATING EXPENSES	107,396	106,352	209,162	212,621

DRILLING AND RENTAL OPERATING INCOME	42,881	39,636	92,388	80,701

General and Administrative Expense	(6,246)	(7,575)	(12,134)	(15,269)
Gain on Disposition of Assets, Net	269	2,125	16,673	2,573

TOTAL OPERATING INCOME	36,904	34,186	96,927	68,005

OTHER INCOME AND (EXPENSE)
Interest Expense	(5,985)	(8,199)	(12,315)	(17,300)
Change in Fair Value of Derivative Position	(28)	382	(409)	1,195
Interest Income	1,712	2,039	3,496	3,445
Other Income (Expense) — Net	70	47	(923)	(936)

TOTAL OTHER INCOME AND (EXPENSE)	(4,231)	(5,731)	(10,151)	(13,596)

INCOME BEFORE INCOME TAXES	32,673	28,455	86,776	54,409

INCOME TAX EXPENSE
Current Tax Expense	5,370	(5,563)	27,382	—
Deferred Tax Expense	9,200	20,257	11,297	29,190

TOTAL INCOME TAX EXPENSE	14,570	14,694	38,679	29,190

NET INCOME	$18,103	$13,761	$48,097	$25,219

EARNINGS PER SHARE — BASIC
Net Income	$0.16	$0.13	$0.44	$0.24

EARNINGS PER SHARE — DILUTED
Net Income	$0.16	$0.13	$0.44	$0.24

AVERAGE COMMON SHARES OUTSTANDING
Basic	109,740,528	107,082,784	108,760,980	105,783,424
Diluted	110,842,121	108,363,036	109,968,329	107,283,318

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2007	2006	2007
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Offshore Drilling	$54,316	$42,697	$55,152
U.S. Land Drilling	3,335	—	6,472
International Land Drilling	52,268	59,028	51,875
International Offshore Drilling	8,928	13,944	7,799
Rental Tools	31,430	30,319	29,975

Total Drilling and Rental Revenues	150,277	145,988	151,273

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Offshore Drilling	21,551	19,814	22,136
U.S. Land Drilling	3,065	—	4,625
International Land Drilling	45,019	46,350	40,694
International Offshore Drilling	5,598	11,504	5,089
Rental Tools	12,521	10,969	11,163

Drilling and Rental Operating Expenses	87,754	88,637	83,707

DRILLING AND RENTAL OPERATING INCOME
U.S. Offshore Drilling	32,765	22,883	33,016
U.S. Land Drilling	270	—	1,847
International Land Drilling	7,249	12,678	11,181
International Offshore Drilling	3,330	2,440	2,710
Rental Tools	18,909	19,350	18,812
Depreciation and Amortization	(19,642)	(17,715)	(18,059)

Total Drilling and Rental Operating Income	42,881	39,636	49,507

General and Administrative Expense	(6,246)	(7,575)	(5,888)

Gain on Disposition of Assets, Net	269	2,125	16,404

TOTAL OPERATING INCOME	$36,904	$34,186	$60,023

Marketable Rig Count Summary
As of June 30, 2007

Total
U.S. Land Rigs	1

U.S. Gulf of Mexico Barge Rigs
Workover	3
Intermediate	3
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	16

International Land Rigs
Asia Pacific	9
Africa — Middle East	3
Latin America	7
CIS	8

Total International Land Rigs	27

International Barge Rigs
Mexico	1
Caspian Sea	1

Total International Barge Rigs	2

Total Marketable Rigs	46

Adjusted EBITDA
(Unaudited)

	Three Months Ending
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005
Income from Continuing Operations	$18,103	$29,994	$37,168	$18,639	$13,761	$11,458	$56,707	$18,073	$20,194
Adjustments:
Income Tax Expense/(Benefit)	14,570	24,109	(5,954)	13,173	14,694	14,496	(39,087)	2,165	3,486
Total Other (Income) and Expense	4,231	5,920	3,554	8,741	5,731	7,865	10,251	9,627	15,140
Gain on Disposition of Assets, Net	(269)	(16,404)	(672)	(4,328)	(2,125)	(448)	(3,185)	(5,943)	(15,898)
Depreciation and Amortization	19,642	18,059	17,605	16,993	17,715	16,957	16,619	16,563	17,146
Provision for Reduction in Carrying Value	—	—	—	—	—	—	2,584	2,300	—

Adjusted EBITDA	$56,277	$61,678	$51,701	$53,218	$49,776	$50,328	$43,889	$42,785	$40,068